Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE October 31, 2017

Northwest Pipe Company Reports Third Quarter Results, Improved Backlog and Announces Conference Call

Quarterly Highlights:

●	Backlog was $109 million as of September 30, 2017, an increase of 8% from June 30, 2017 and 65% from December 31, 2016
●	Net sales for the quarter were $38.8 million, an increase of 35.2% from the previous quarter and a decrease of 5.5% from the third quarter of 2016
●

Gross profit was $1.9 million, or 4.9% of net sales. This compares to a gross profit of $0.7 million, or 2.3% of net sales in the previous quarter and $2.9 million, or 7.2% of net sales in the third quarter of 2016.

●	Net loss before income taxes was $1.6 million compared to losses of $2.8 million for the previous quarter and $1.4 million in the third quarter of 2016

VANCOUVER, WA – 10/31/2017– Northwest Pipe Company (Nasdaq: NWPX) today announced its financial results for the quarter ended September 30, 2017. The Company will broadcast its third quarter 2017 earnings conference call on Wednesday, November 1, 2017 at 7:00 am PDT.

Third Quarter 2017 Results
Sales decreased 5.5% to $38.8 million in the third quarter of 2017 from $41.1 million in the third quarter of 2016. The decrease in net sales was the result of a 12% decrease in tons produced, partially offset by a 7% increase in selling price per ton. The decrease in tons produced was due to project timing. The increase in selling prices per ton was due to improved market conditions and a change in product mix, combined with higher material costs per ton. Higher material costs generally lead to higher contract values and, therefore, higher net sales as contractors and municipalities are aware of the input costs and market conditions.

Gross profit was $1.9 million (4.9% of net sales) in the third quarter of 2017 compared to a gross profit of $2.9 million (7.2% of net sales) in the third quarter of 2016. Gross profit decreased due to a change in product mix and project timing.

Net loss from continuing operations for the third quarter of 2017 was $1.6 million or $0.16 per diluted share compared to a net income from continuing operations of $1.4 million or $0.15 per diluted share for the third quarter of 2016. The change in net results between quarters was due to the unusual tax benefit rate in the third quarter of 2016. The 2016 tax benefit rate was primarily due to the expected taxable gain on the sale of Denver real property resulting in a reduction in the expected increase in the valuation allowance.

As of September 30, 2017, the Company’s backlog including confirmed orders was $109 million. This compared to $101 million as of June 30, 2017. Backlog including confirmed orders was $96 million as of September 30, 2016, which included $3 million for the subsequently closed and sold water transmission plant in Denver, Colorado. The Company’s definition of backlog including confirmed orders consists of the balance of projects in process and project bookings for which we have been notified as being the successful bidder even though a binding agreement has not been executed.

The Company continues to explore the sale of its line pipe plant in Atchison, Kansas. The Tubular Products segment results are reported as discontinued operations and the associated assets are classified as held for sale. The Company’s operating results include only the Water Transmission segment.

Outlook
“This year has developed into a relatively small demand year as we have seen large jobs pushed into 2018 and work that has been delayed due to severe weather events. As a result, we expect fourth quarter revenues to be flat but margins will continue to show slow but steady improvement,” said Scott Montross, President and Chief Executive Officer of the Company. “Despite the small market, we continue to see improvement in our bidding environment resulting in larger and higher quality backlog. As we approach 2018, we are expecting to see market demand that is higher than we have seen over the last several years.”

Conference Call
The Company will hold its third quarter 2017 earnings conference call on Wednesday, November 1, 2017 at 7:00 am PDT. To listen to the live call, visit the Northwest Pipe Company website, www.nwpipe.com, under Investor Relations. For those unable to listen to the live call, the replay will be available approximately one hour after the event and will remain available until Friday, December 1, 2017 by dialing 1-866-402-3743 passcode 6301.

About Northwest Pipe Company
Northwest Pipe Company is the largest manufacturer of engineered steel pipe water systems in North America. The Company’s Water Transmission manufacturing facilities are strategically positioned to meet North America's growing needs for water and wastewater infrastructure. The Company serves a wide range of markets and its solution-based products are a good fit for applications including: water transmission, plant piping, tunnels and river crossings. The Company is headquartered in Vancouver, Washington and has manufacturing facilities across the United States and one manufacturing facility in Mexico.

Forward-Looking Statements

Statements in this press release by Scott Montross are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended that are based on current expectations, estimates and projections about our business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements as a result of a variety of important factors. While it is impossible to identify all such factors, those that could cause actual results to differ materially from those estimated by us include changes in demand and market prices for our products, product mix, bidding activity, the timing of customer orders and deliveries, production schedules, the price and availability of raw materials, price and volume of imported product, excess or shortage of production capacity, international trade policy and regulations, the results of our exploration of the sale of our remaining energy tubular products business, including our ability to identify and complete any transactions or other actions as a result of such efforts, our ability to identify and complete internal initiatives and/or acquisitions in order to grow our Water Transmission business and other risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2016 and from time to time in our other Securities and Exchange Commission filings and reports. Such forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If we do update or correct one or more forward-looking statements, investors and others should not conclude that we will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.

Non-GAAP Financial Measures
The Company is presenting backlog including confirmed orders. This non-GAAP measure is provided to better enable investors and others to assess our results and compare them with our competitors. This should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

For more information, visit www.nwpipe.com.

Contact:

Robin Gantt

Senior Vice President, Chief Financial Officer and Corporate Secretary

(360) 397-6325

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NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net sales	$38,804	$41,075	$97,153	$110,208
Cost of sales	36,889	38,136	93,406	114,291
Gross profit (loss)	1,915	2,939	3,747	(4,083)
Selling, general and administrative expense	3,423	3,910	10,835	12,337
Restructuring expense	-	282	881	282
Operating loss	(1,508)	(1,253)	(7,969)	(16,702)
Other income (expense)	(3)	16	181	51
Interest income	-	10	-	14
Interest expense	(117)	(134)	(369)	(368)
Loss before income taxes	(1,628)	(1,361)	(8,157)	(17,005)
Income tax benefit	(41)	(2,781)	(1,607)	(3,437)
Income (loss) from continuing operations	(1,587)	1,420	(6,550)	(13,568)
Loss on discontinued operations	(482)	(693)	(1,455)	(1,529)
Net income (loss)	$(2,069)	$727	$(8,005)	$(15,097)

Basic and diluted income (loss) per share:
Continuing operations	$(0.16)	$0.15	$(0.68)	$(1.42)
Discontinued operations	(0.05)	(0.07)	(0.15)	(0.16)
Total	$(0.21)	$0.08	$(0.83)	$(1.58)

Shares used in per share calculations:
Basic	9,620	9,597	9,611	9,583
Diluted	9,620	9,620	9,611	9,583

NORTHWEST PIPE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$5,303	$21,829
Trade and other receivables, net	24,245	25,555
Costs and estimated earnings in excess of billings on uncompleted contracts	50,293	43,663
Inventories	18,998	18,645
Other current assets	1,013	2,096
Assets held for sale	36,439	36,822
Total current assets	136,291	148,610
Property and equipment, net	79,043	81,671
Other assets	10,591	11,274
Total assets	$225,925	$241,555

Liabilities:
Current portion of capital lease obligations	$244	$325
Accounts payable	3,699	5,267
Accrued liabilities	7,787	10,925
Billings in excess of costs and estimated earnings on uncompleted contracts	291	2,038
Total current liabilities	12,021	18,555
Capital lease obligations, less current portion	424	602
Other long-term liabilities	11,038	13,185
Total liabilities	23,483	32,342

Stockholders' equity	202,442	209,213
Total liabilities and stockholders' equity	$225,925	$241,555